April 16, 2026	EXHIBIT 99.1

PRESS RELEASE

COMMUNITY BANCORP. ANNOUNCES QUARTERLY DIVIDEND

Derby, VT	For Immediate Release

For more information, contact Christopher Caldwell, CEO at 802-334-7915

Trading Symbol: CMTV

(Traded on The Nasdaq Stock Market LLC)

Community Bancorp., the parent company of Community National Bank, has changed the record date for its previously announced quarterly cash dividend payable on May 1, 2026, from April 15, 2026 to the new record date of April 26, 2026. The dividend amount and payable date have not changed. Accordingly, Community Bancorp will pay a cash dividend of $0.25 per share on May 1, 2026 to shareholders of record on April 26, 2026.

This press release supersedes the Company’s press release dated March 19, 2026.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg.